                                                                      EXHIBIT 41



The attached form of Severance Agreement has been authorized for each of the following five key executives of the Company, among others:


     1.   Timothy R. Hogenkamp
     2.   Lawrence Miller
     3.   Douglas McKinnon
     4.   Paul Wagler
     5.   Peter S. Hyndman


Section 3(c) will be included in the Severance Agreement for each of the foregoing individuals. The multiples to be reflected in Items I and II of Annex A to the Severance Agreement for each of the foregoing individuals are One and Three, respectively, and the number of months to be reflected in Item III of Annex A to the Severance Agreement for each of the foregoing individuals is 36.

                               SEVERANCE AGREEMENT


          This Severance Agreement (this "Agreement"), is made and entered into as of October ___, 1996, by and between [THE LOEWEN GROUP INC., A BRITISH COLUMBIA CORPORATION] [LOEWEN GROUP INTERNATIONAL, INC., A DELAWARE CORPORATION] (the "Company"), and ______________________ (the "Executive").

                                   WITNESSETH:

          [WHEREAS, THE COMPANY IS A WHOLLY OWNED SUBSIDIARY OF THE LOEWEN GROUP INC., A BRITISH COLUMBIA CORPORATION ("PARENT"), AND PARENT, BY EXECUTING THE SIGNATURE PAGE HERETO, HEREBY REQUESTS THAT THE COMPANY ENTER INTO THIS AGREEMENT;]

          WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

          WHEREAS, [THE COMPANY DESIRES] [PARENT DESIRES THAT THE COMPANY TAKE ACTION] to assure itself of both present and future continuity of management and to establish certain retention bonus and severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

          WHEREAS, [THE COMPANY DESIRES] [PARENT DESIRES THAT THE COMPANY TAKE ACTION] to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

          WHEREAS, [THE COMPANY DESIRES] [PARENT DESIRES THAT THE COMPANY TAKE ACTION] to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company.

          NOW, THEREFORE, the Company and the Executive agree as follows:



____________

     NOTE: In the actual agreements for Executives employed by The Loewen Group Inc., the bracketed references regarding "Parent" will be deleted. In the actual agreements for Executives employed by Loewen Group International, Inc., the bracketed references to "the Company" will be deleted. In the actual agreements for certain Executives, Section 3(c) and all references thereto will be deleted.

          1. CERTAIN DEFINED TERMS: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board of Directors of the Company (the "Board") or a committee thereof.

          (b)  "Cause" means that, prior to any termination pursuant to
     Section 3(b) or Section 3(c), the Executive shall have committed:

               (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

               (ii) intentional wrongful damage to property of the Company or any Subsidiary;

               (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

               (iv) intentional wrongful engagement in any Competitive Activity;

     and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

          (c) "Change in Control" means the occurrence during the Term of any of the following events:

               (i) [THE COMPANY] [PARENT] is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of [THE COMPANY] [PARENT] immediately prior to such transaction;

               (ii) [THE COMPANY] [PARENT] sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of [THE COMPANY] [PARENT] immediately prior to such sale or transfer;

               (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Raymond L. Loewen, a person including Raymond L. Loewen, or a person whose beneficial ownership of Voting Stock of [THE COMPANY] [PARENT] is shared with Raymond L. Loewen, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding Voting Stock of [THE COMPANY] [PARENT];

               (iv) [THE COMPANY] [PARENT] files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of [THE COMPANY] [PARENT] has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

               (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of [THE COMPANY] [PARENT] cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that for purposes of this clause
          (v) each director who is first elected, or first nominated for election by [THE COMPANY'S] [PARENT'S] stockholders, by a vote of at least two-thirds of the directors of [THE COMPANY] [PARENT] (or a committee thereof) then still in office who were directors of [THE COMPANY] [PARENT] at the beginning of any such period will be deemed to have been a director of [THE COMPANY] [PARENT] at the beginning of such period.

     Notwithstanding the foregoing provisions of Sections 1(c)(iii) or 1(c)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 1(c)(iii) or 1(c)(iv) solely because (A) [THE COMPANY] [PARENT], (B) an entity in which [THE COMPANY] [PARENT] directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any [COMPANY] [PARENT]-sponsored employee stock ownership plan or any other employee benefit plan of [THE COMPANY] [PARENT] or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because [THE COMPANY] [PARENT] reports that a change in control of [THE COMPANY] [PARENT] has occurred or will occur in the future by reason of such beneficial ownership.

          (d) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

          (e) "Incentive Pay" means an annual amount equal to not less than the greatest aggregate annual bonus, incentive or other payments of cash compensation, in addition to Base

     Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

          (f) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the second anniversary of the occurrence of the Change in Control or (ii) the Executive's death; PROVIDED, HOWEVER, that commencing on each anniversary of the occurrence of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

          (g) "Target Annual Bonus" means the aggregate amount of all payments in the nature of annual cash bonus to which the Executive would be entitled in respect of any particular year if (i) the Executive were employed throughout the entirety of such year and (ii) with respect to any such payment that is contingent in whole or in part upon the achievement of one or more specified performance targets, a performance level equal to the minimum performance target established to determine whether any bonus would be payable (in the event that only one performance target applicable thereto shall have been established) or a performance level equal to the midpoint of the minimum and maximum performance targets established to determine the amount of any bonus that would be payable (in the event that two or more performance targets applicable thereto shall have been established) were achieved in respect of that year.

          (h) "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 1998, or (ii) the expiration of the Severance Period; PROVIDED, HOWEVER, that
     (A) commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(h), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

          2. OPERATION OF AGREEMENT: This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

          3. TERMINATION FOLLOWING A CHANGE IN CONTROL: (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company during the Severance Period and the Executive shall be entitled to the benefits provided by Section 4(b) unless such termination is the result of the occurrence of one or more of the following events:

               (i)  The Executive's death;

               (ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

               (iii)     Cause.

If, during the Severance Period, the Executive's employment is terminated by the Company or any Subsidiary otherwise than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4(b) hereof.

          (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4(b) upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

               (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a director of the Company (or any successor thereto) if the Executive shall have been a director of the Company immediately prior to the Change in Control;

               (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

               (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has caused Executive to suffer a substantial reduction in any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

               (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

               (v) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change of Control without, in either case, his prior written consent; or

               (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

          (c) Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary for any reason, or without reason, during the 30-day period immediately following the first anniversary of the first occurrence of a Change in Control with the right to severance compensation as provided in Section 4(b).

          (d) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) or Section 3(c) will not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof (subject in all events to the provisions of Section 6).

          4. RETENTION BONUS AND SEVERANCE COMPENSATION: (a) If (i) the Executive remains employed by the Company or any Subsidiary for 30 days after the first occurrence of a Change in Control (the "Bonus Date") or
     (ii) the Executive's employment with the Company or any Subsidiary is terminated pursuant to Section 3(a)(i) or 3(a)(ii) following the first occurrence of a Change in Control but prior to the 31st day after the first occurrence of a Change in Control, the Company will pay to the Executive, within 10 business days after the Bonus Date, a lump sum payment (the "Retention Bonus Payment") in an amount equal to the multiple set forth under Item I on Annex A hereto times the sum of Base Pay and Target Annual Bonus (at the highest combined rate in effect for any period prior to the Bonus Date).

          (b) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a), or if the Executive terminates his employment pursuant to Section 3(b) or Section 3(c), the Company will pay to the Executive the following amounts within 10 business days after the date (the "Termination Date") that the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b) or Section 3(c)) and continue to provide to the Executive the following benefits:

               (i) A lump sum payment (the "Severance Payment") in an amount equal to (A) the multiple set forth under Item II on Annex A hereto times the sum of Base Pay and Target Annual Bonus (at the highest combined rate in effect for any period prior to the Termination Date) minus (B) the amount of any Retention Bonus Payment actually paid to the Executive pursuant to Section 4(a).

               (ii) (A) for the number of months set forth under Item III on Annex A hereto (the "Continuation Period") following the Termination Date, the Company will arrange to provide the Executive with Employee Benefits that are health or welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date, and
          (B) such Continuation Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under any retirement income, supplemental executive retirement and other benefit plans of the Company applicable to the Executive, his dependents or his beneficiaries immediately prior to the Termination Date. If and to the extent that any benefit described in subsection (A) or (B) of this
          Section 4(b)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits. Notwithstanding the foregoing, Employee Benefits otherwise receivable by the Executive pursuant to subsection
          (A) of this Section 4(b)(ii) will be reduced to the extent comparable health or welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

          (c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of THE WALL STREET JOURNAL. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (d) Promptly following the date hereof, [THE COMPANY] [PARENT] will (if it has not already done so) establish a trust (the "Trust") for the purpose of assuring the payment of amounts that may become payable to the Executive under Sections 4(a) and (b) together, at [THE COMPANY'S] [PARENT'S] election, with amounts that may become payable under other retention bonus or change-in-control severance agreements or plans to which [THE COMPANY] [PARENT] is a party or under which [THE COMPANY] [PARENT] is an obligor. A reputable commercial bank or trust company selected by [THE COMPANY] [PARENT] shall serve as trustee of the Trust (the "Trustee") pursuant to a written trust agreement between [THE COMPANY] [PARENT] and the Trustee. Prior to the occurrence of a Change in Control, [THE COMPANY] [PARENT] shall deposit with the Trustee cash and/or a letter of credit in an amount sufficient to fund all amounts which may become payable to the Executive under Sections 4(a) and (b), together with all amounts that may become payable under all other retention bonus or change-in-control severance agreements or plans that are intended to be secured by the Trust, and shall thereafter make such additional deposits, if any, as may be necessary to result in the Trust holding at all times a combination of cash and/or letters of credit sufficient for the payment of all such amounts. Any letter of credit deposited with the Trustee pursuant to this Section 4(d) shall be issued by a reputable commercial bank having combined capital and surplus of at least $500 million, shall be irrevocable and shall entitle the Trustee to draw all amounts payable thereunder immediately upon the occurrence of a Change in Control. Without limiting [THE COMPANY'S] [PARENT'S] obligations under the preceding provisions of this Section 4(d), in the event that [THE COMPANY] [PARENT] shall have failed to fully fund the Trust as provided herein prior to the occurrence of a Change in Control, [THE COMPANY] [PARENT] shall do so as promptly as practicable thereafter. All amounts required to be deposited with the Trustee pursuant to this Section 4(d) that are so deposited after the occurrence of a Change in Control shall be deposited solely in the form of cash. No failure by [THE COMPANY] [PARENT] to satisfy any of its obligations under this Section 4(d) shall limit the rights of the Executive hereunder. Notwithstanding the foregoing provisions of this Section 4(d), with respect to any and all amounts which may become payable to the Executive under this Agreement, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company.

          (e) Notwithstanding any other provision of this Agreement to the contrary, the parties' respective rights and obligations under this
     Section 4 and under Sections 5 and 8 will survive any termination or expiration of this

     Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

         5. LIMITATION ON PAYMENTS AND BENEFITS. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement (taking into account all other amounts and benefits to be paid or provided to or for the benefit of the Executive by the Company or any affiliate thereof under this Agreement or otherwise as though all such other amounts and benefits had already been so paid or provided) would be an "Excess Parachute Payment," within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of United States state law, and any applicable United States federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company's independent accountants. The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this
Section 5, the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 5 business days of the Bonus Date or the Termination Date, as applicable, the Company may effect such reduction in any manner it deems appropriate.

          6. WAIVER BY EXECUTIVE OF CERTAIN RIGHTS: The Executive hereby irrevocably waives any and all rights that the Executive may have pursuant to any agreement (other than this Agreement), policy, plan, program or arrangement of the Company or any affiliate (as the term "affiliate" is defined under Rule 12b-2 promulgated under the Exchange Act) of the Company in effect as of the date hereof to receive payments and/or benefits in the nature of severance payments or benefits.

          7. NO MITIGATION OBLIGATION: The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 4(a)(ii).

          8. LEGAL FEES AND EXPENSES: It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

          9. EMPLOYMENT RIGHTS: Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

          10. WITHHOLDING OF TAXES: The Company may withhold from any amounts payable under this Agreement all federal, provincial, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          11. SUCCESSORS AND BINDING AGREEMENT: (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12. NOTICES: For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

          13. GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of [BRITISH COLUMBIA] [THE STATE OF DELAWARE], without giving effect to the principles of conflict of laws thereof.

          14. VALIDITY: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

          15. MISCELLANEOUS: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

          16. COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        [THE LOEWEN GROUP INC.]
                                        [LOEWEN GROUP INTERNATIONAL, INC.]



                                        By
                                           ------------------------------------
                                                       [Name and Title]


                                           ____________________________________
                                                         [Executive]


          [BY SIGNING THIS AGREEMENT BELOW, PARENT (I) IN ITS CAPACITY AS THE SOLE STOCKHOLDER OF THE COMPANY, HEREBY REQUESTS THAT THE COMPANY ENTER INTO THIS AGREEMENT AND HEREBY AUTHORIZES THE COMPANY TO EXECUTE AND DELIVER THIS AGREEMENT AND TO PERFORM ITS OBLIGATIONS HEREUNDER AND (II) AGREES WITH EACH OF THE COMPANY AND THE EXECUTIVE THAT IT WILL TIMELY PERFORM ALL OBLIGATIONS TO BE PERFORMED BY PARENT UNDER SECTION 4(D).

                                        THE LOEWEN GROUP INC.



                                        BY
                                           ------------------------------------
                                                       [NAME AND TITLE]]

                                                                         ANNEX A

I.   MULTIPLE OF BASE PAY AND TARGET ANNUAL BONUS.

     [ONE-THIRD] [ONE-HALF] [TWO-THIRDS] [ONE] times.



II.  MULTIPLE OF BASE PAY AND TARGET ANNUAL BONUS.

     [ONE] [ONE AND ONE-HALF] [TWO] [THREE] times.



III. MONTHS OF HEALTH AND WELFARE BENEFIT CONTINUATION
     AND ADDITIONAL RETIREMENT INCOME SERVICE CREDIT.

     [12] [18] [24] [36] months.